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                                                                  EXHIBIT 21
                              Subsidiaries of the Registrant
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                                                Jurisdiction       Percentage of
               Name                           of Incorporation   Voting Securities
               ----                           ----------------   -----------------
UNC Holdings, Inc.                                Delaware             100
UNC Tri-Industries, Inc.                          Delaware             100
UNC Airwork Corporation                           Delaware             100
UNC Pacific Airmotive Corporation, Inc.           Delaware             100
UNC Accessory Overhaul Group, Inc.                Delaware             100
UNC ARDCO Incorporated                            Delaware             100
UNC CAMCO Incorporated                            Delaware             100
UNC Engine & Engine Parts, Incorporated           Delaware             100
UNC Texas CAMCO Incorporated                      Delaware             100
UNC Aviation Services, Inc.                       Delaware             100
UNC Chemical Dynamics, Inc.                       Delaware             100
UNC Artex, Inc.                                   Delaware             100
UNC Johnson Technology, Inc.                      Delaware             100
UNC Metcalf Servicing, Inc.                       Delaware             100
UNC Lear Siegler, Inc.                            Delaware             100
UNC All Fab, Inc.                                 Delaware             100

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The subsidiaries omitted from the foregoing list do not,
considered in the aggregate, constitute a significant subsidiary.